  Exhibit 99.2

American Resources Moves to Complete Reclamation of Indiana Thermal Coal Mine Complex

Mining complex was acquired for its asset value in September of 2019 with goal of reclaiming property and moving asset base to Kentucky or leasing out to third party

Company has achieved positive environmental results while bolstering its American Metals business line from the property

November 18, 2020 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / November 18, 2020 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a next generation, socially responsible, supplier of raw materials to the new infrastructure market, today announced the move to fully reclaim the non-core Indiana thermal coal mine complex acquired from a bankruptcy in September 2019 for the complex’s asset value given American Resources’ operations focus on the steel, infrastructure and critical elements markets.

In 2019, the Company was approached by the trustee of a bankrupt estate on acquiring the facility. The management made the determination that based on the structures and asset value the property could be reclaimed for the future at a cost that would be lower than the acquired assets. Upon the closing of the asset acquisition, the Company has been reclaiming the over 175 acre property while also considering lease structures from third-party operators in the region. Based on current market conditions, American Resources has made the determination to continue with its primary plan to fully reclaim the site for the future and relocate certain assets to achieve a full bond release of approximately $1.3 million in environmental bonds.

Mark Jensen, Chairman and CEO of American Resources Corporation commented, “When approached by the estate’s trustee, our team analyzed and determined that by utilizing an innovative and environmentally friendly approach, we could reclaim the property at a cost that was less than the asset value of the property and consideration paid as well as burning considerably less fuel. We also saw an opportunity to clean up the environmental liabilities that were neglected and egregiously left behind by the prior operators. When completed we are excited and confident that this project will prove that our model of achieving true social and environmental goals can be achieved while also generating a positive shareholder return to our investors.”

Once taking ownership of the site, the Company, with collaborative efforts from its outsourced environmental solutions company Land Betterment Corporation, implemented a plan of action to clean up various environmental problems and bring the site back into compliance. Its innovative plan allowed them to balance the need for a sound reclamation plan alongside the need to do so in an efficient, environmentally-friendly manner which allowed its team to utilize a fraction of the fuel used in traditional “legacy” methods. To date, the Company has finished removing all structures out of the mine pit, removed a majority of the overland belt and a majority of mobile structures. The Company is now in the process of deconstructing and removing the processing facility, mobile stackers and coal load out facility. American Resources will be accepting bids on the following items:

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Processing plant components and/or modular structures within the processing plant

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48 inch 120 foot rotary stacker

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36 inch 100 foot rotary stacker

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Power centers and other equipment

The Company, consistent with its forward looking model, has recently announced that it has repurposed a segment of the acquired property for its American Metals business line to reprocess used coal railcars for the electric ARC furnace marketplace while also creating good paying jobs in the community.

American Resources, since inception, has strategically acquired and restructured mining complexes to establish itself as one of the fastest growing, lowest cost metallurgical carbon platforms in the Central Appalachian basin. Over the next few years, through cost cutting and right-sizing operations, the Company has become one of the largest owners of mining infrastructure in eastern Kentucky. The Company is focused on utilizing its vast asset base to maximizing the value through its three core operating divisions:

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American Carbon’s production and processing of metallurgical carbon to the steel, specialty alloy metal and industrial marketplace.

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American Metals’ metal aggregation and processing market to the electric ARC furnace market.

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American Rare Earth’s critical elements production and processing business line providing the electric vehicle, permanent magnet and battery / battery storage marketplace.

About American Resources Corporation

American Resources Corporation is a supplier of high-quality raw materials to the rapidly growing global infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure market while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact:
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Investor Contact:

JTC Team, LLC
Jenene Thomas
833-475-8247
AREC@jtcir.com

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications
investor@americanresourcescorp.com

Source: American Resources Corporation